Exhibit 4.9

       2019

NOVARTIS AG

ALCON INC.

BRAND LICENSE AGREEMENT

i

BRAND LICENSE AGREEMENT

dated

PARTIES:

(1)                                 NOVARTIS AG, a corporation (Aktiengesellschaft) incorporated in the Canton of Baselstadt, Switzerland with enterprise identification number (UID) CHE-103.867.266 and its registered office at Lichtstrasse 35, 4056 Basel, Switzerland (the Licensor or Novartis); and

(2)                                 ALCON INC., a corporation (Aktiengesellschaft) incorporated in the Canton of Fribourg, Switzerland with enterprise identification number (UID) CHE-234.781.164 and its registered office at Rue Louis-d’Affry 6, 1701 Fribourg, Switzerland (the Licensee or Alcon),

together, the Parties, and each a Party.

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 1 (Definitions and Interpretation).

Whereas:

(A)                               Novartis and Alcon have entered into a Separation and Distribution Agreement dated [•], under which: (a) Novartis has agreed to transfer certain assets and license certain intellectual property rights to Alcon; and (b) Alcon has agreed to transfer certain assets and license certain intellectual property rights to Novartis (the Separation Agreement).

(B)                               Novartis is the owner of certain trademark rights, including the Licensed TMs.

(C)                               Pursuant to the Separation Agreement, Novartis now wishes to license (or procure that the relevant Affiliate of Novartis licenses) the Licensed IP Rights to Alcon on the terms of this Agreement.

IT IS AGREED:

1.                   GRANT OF LICENSE

1.1                               In consideration of the mutual promises and conditions set out in this Agreement, and subject to the terms of this Agreement, Licensor hereby grants, or hereby procures the grant by the relevant Affiliate of Licensor, to Licensee, with effect from the Effective Date, a royalty-free, assignable (in  accordance with Clause 15.2 (Assignment by Licensee)), sub-licensable (in accordance with Clause 2 (Sub-licenses))

(a)                                 and, subject to Clause 1.3, exclusive license during the Transitional License Term (subject to earlier termination of this Agreement in accordance with Clause 10 (Termination)) to use the Transitionally Licensed IP Rights (other than the Licensed Corporate Names) for the Transitional License Purpose;

(b)                                 and Non-exclusive license during the Transitional License Term (subject to earlier termination of this Agreement in accordance with Clause 10 (Termination)) to use the Licensed Corporate Names for the Transitional License Purpose; and

(c)                                  subject to Clause 1.3, exclusive and perpetual license (subject to termination of this Agreement in accordance with Clause 10 (Termination)) to use the Perpetually Licensed IP Rights for the Perpetual License Purpose,

provided that, for (c), Alcon acknowledges that the license granted in this Clause 1.1 is exclusive other than with respect to Novartis’ and its Affiliates’ continued right to use the Perpetually Licensed IP Rights in connection with the making, using, selling, offering for sale, importing and otherwise Commercialising the Novartis Products in the Shared Licensed Field.

1.2                               Licensee acknowledges that to the extent the licenses granted under Clause 1.1 includes jurisdictions in the Territory in which Licensor has not registered any of the Licensed IP Rights, Licensor licenses only its unregistered right, title and interest in the Licensed IP Rights (if any).

1.3                               The licenses granted to Licensee under Clause 1.1 shall be subject to any rights granted by Licensor and its Affiliates to any Third Party in relation to the Transitionally Licensed IP Rights and the Perpetually Licensed IP Rights before the Effective Date.

1.4                               Subject to Clause 1.5, any Party (and any relevant Affiliate of any Party, including, in the case of Licensee, any Affiliate of Licensee that is granted a sub-license in accordance with Clause 2 (Sub-licenses)) may, at its own cost, take all steps required for the recordal of any license granted under Clause 1.1 at any relevant intellectual property registry in the Territory, provided that, it shall, unless otherwise agreed, use a short-form license confirming the key terms of this Agreement applicable to the relevant license(s) in a form mutually agreed by Licensor and Licensee. If requested, each Party shall, at the requesting Party’s cost, provide any reasonable assistance in connection with a recordal under this Clause 1.4 at an intellectual property registry in the Territory. Licensee shall (unless Licensor has assisted with that recordal) promptly inform Licensor of any recordal of a license granted under Clause 1.1 that is made by Licensee (or any Affiliate of Licensee) at any intellectual property registry in the Territory.

1.5                               Licensee hereby grants, and agrees, as applicable, to cause its Affiliates to grant, to Licensor an irrevocable power of attorney, on behalf of Licensee or such applicable Affiliate, for the sole purpose of executing the cancellation of any recordal of a license granted under Clause 1.1 in any relevant intellectual property registry in the Territory upon termination of this Agreement.

1.6                               The Parties acknowledge and agree that certain rights, including with respect to certain Licensed IP Rights, have been granted by the Licensor to the Licensee pursuant to Exhibit 9 (Shared Moulds) of the Manufacturing and Supply Agreement in connection with the use of Shared Moulds, and the relevant rights and obligations set out in that Exhibit shall govern the use of Shared Moulds.

2.                   SUBLICENSES

2.1                               Licensee may sub-license or sub-contract any of its rights under this Agreement, without the consent of Licensor,  to any:

(a)                                 Third Party or Affiliate of Licensee in the ordinary course of business or in relation to any part of its supply chain; and

(b)                                 Third Party in connection with the disposal to that Third Party of: (A) any Licensed  Product that uses any element of the Licensed IP Rights as at the date of that disposal; or (B) all or substantially all of the Licensor’s business, in each case for the purpose of any of the activities set out in Clause 1.1, provided that:

(i)                                     the terms of the sub-license or sub-contract are consistent with the provisions of this Agreement;

(ii)                                  the sub-license prohibits further sub-licensing or sub-contracting by the sub-contractor or sub-licensee (other than in the ordinary course of business for the purpose of any of the activities set out in Clause 1.1) without the prior written consent of Licensor;

(iii)                               the sub-license imposes obligations of confidentiality on the sub-licensee or sub-contractor which are no less onerous than those set out in Clause 13 (Confidentiality);

(iv)                              the sub-license automatically terminates if this Agreement expires or is terminated in respect of the relevant Licensed IP Rights;

(v)                                 any act of the sub-licensee or sub-contractor which would, if committed by Licensee, be a breach of this Agreement shall be treated for the purposes of this Agreement as an equivalent breach by Licensee of the terms of this Agreement; and

(vi)                              where a sub-license is granted to a Third Party, Licensee shall, as soon as reasonably practicable, notify Licensor of that sub-license granted under this Clause 2 (Sublicenses) and shall, on request, provide a copy of that executed sub-license to Licensor.

2.2                               Any sub-license of the Licensed IP Rights in accordance with this Agreement shall allow Licensor and/or its Affiliates, as applicable, as third party beneficiary of the obligations of the sub-licensee of the Licensed IP Rights, to enforce any of the obligations under this Agreement directly against that sub-licensee (either: (i) without any requirement to join Licensee as a party to any proceedings; or (ii) where Licensee would be a necessary party to any such proceedings, with Licensee’s express upfront agreement to be joined as a party) or to obtain any consent from Licensee, and shall impose a governing law that permits the enforceability of the requirements under this Clause 2.2.

3.                   DURATION

This Agreement commences on the Effective Date and shall, except to the extent terminated earlier in accordance with Clause 10 (Termination):

(a)                                 in relation to the Perpetually Licensed IP Rights continue in perpetuity; and

(b)                                 in relation to the Transitionally Licensed IP Rights continue in force until midnight GMT of the last date of the relevant Transitional License Term,

(the Term).

4.                   CONDITIONS OF USE OF LICENSED IP RIGHTS

4.1                               Licensee shall not use, or permit any of its Affiliates or any Third Party to use, the Licensed IP Rights for any purpose other than for the exercise or performance of its rights and obligations under this Agreement.

4.2                               Licensee shall ensure that each Alcon Product is manufactured, distributed, promoted, marketed and sold in all material respects in accordance with Applicable Law, in each case, to the extent that any of those activities involves any use of the Licensed IP Rights, and complies with applicable industry requirements and standards in force in the jurisdiction in which that product is manufactured, distributed or sold.

4.3                               In relation to any product manufactured, distributed or sold by, or on behalf of, Licensee that incorporates or is marketed by reference to a Formulation Mark, Licensee shall ensure that the product complies with the specification for that Formulation Mark as described in Exhibit 4 (Formulation Marks).

4.4                               In respect of the Licensed IP Rights, Licensee shall (and shall procure that each of its sublicensees permitted in accordance with this Agreement shall):

(a)                                 use the Licensed TMs that are either word marks, stylized word marks, logos or other device marks (excluding marks for trade dress which cover the packaging or appearance of the products as a whole rather than an element of it) solely in the form in which they are registered, as set out in Exhibit 1 (Licensed TMs);

(b)                                 comply with the relevant Brand Guidelines in its use of the Licensed TMs;

(c)                                  not do anything that could, in Licensor’s reasonable opinion, bring a Licensed TM, Licensor or any Affiliate of Licensor into disrepute or that could otherwise damage the goodwill attaching to the Licensed TMs or any other trademarks or trade names of Licensor or any Affiliate of Licensor;

(d)                                 not use the Licensed TMs in a manner that could, in Licensor’s reasonable opinion, result in any of them becoming generic or in Licensor’s rights in any of them becoming diluted, or that could otherwise prejudice or invalidate a registration or application for registration of any of the Licensed TMs;

(e)                                  not use any Licensed IP Rights in a particular jurisdiction in relation to any type of business that is unlawful in that jurisdiction;

(f)                                   unless approved by Licensor prior to such use, not use the Licensed TMs in combination with any other mark, name, device, symbol or logo other than:

(i)                                     as permitted under the Brand Guidelines; or

(ii)                                  Licensee’s company name and logo;

(g)                                  following the Separation Date and with effect from the date on which Licensee first changes any of its packaging, advertising or promotional materials, on any of those materials on which any Licensed TM or other trademark of Licensor or any Affiliate of Licensor appears, Licensee shall comply with its internal branding policies and practices in connection with the usage of licensed third party trade marks (including, to the extent applicable, the inclusion of any accompanying statement of ownership or usage under license from a third party, and the usage of the ® or ™ symbols in proximity to the Licensed TM or trademark).

(h)                                 unless otherwise agreed by Licensor, not register or attempt to register any new trademarks, company, business or trading names or domain names following the Separation Date that are identical or similar to (or that incorporate) any element of the Licensed IP Rights, any aspect of them, or any other trademarks or trade names of Licensor and any Affiliate of Licensor.

(i)                                     ALL REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF ANY KIND, WHETHER EXPRESS OR IMPLIED (BY STATUTE OR OTHERWISE), REGARDING THE LICENSED IP RIGHTS OR RELATING TO THE TERMS

AND CONDITIONS OR THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ANY REPRESENTATION, WARRANTY OR UNDERTAKING OF SUITABILITY, FITNESS FOR PURPOSE OR NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS) ARE EXPRESSLY EXCLUDED TO THE MAXIMUM EXTENT PERMITTED BY LAW. LICENSEE IS SOLELY RESPONSIBLE FOR ITS USE, RELIANCE OR IMPLEMENTATION OF THE LICENSED IP RIGHTS, INCLUDING ANY ACTIONS OR DECISIONS TAKEN OR NOT TAKEN AS A RESULT THEREOF.

5.                   CONDITIONS OF USE OF TRANSITIONALLY LICENSED IP RIGHTS

5.1                               Licensee shall (and shall procure that its sublicensees permitted in accordance with this Agreement shall) ensure that, in each case, any use of a Transitionally Licensed IP Right is limited to the use made of that Transitionally Licensed IP Right (including as regards form, manner and extent (including with respect to the jurisdictions in which that Transitionally Licensed IP Right is used)) in connection with the Alcon Existing Products as at the Effective Date.

5.2                               Subject to Clauses 5.5 and 5.8, Licensee shall (and shall procure that its sublicensees permitted in accordance with this Agreement shall) use Commercially Reasonable Efforts to cease use of the Transitionally Licensed IP Rights as quickly as practicable after the Effective Date, and in any event by the end of the relevant Transitional License Term, including by promptly seeking labelling approval (or equivalent) from any Governmental Entity with competent jurisdiction for each Alcon Existing Product to change each such Alcon Existing Product’s label so that it no longer displays any Transitionally Licensed IP Rights on marketing materials, packaging or labels of that Alcon Existing Product.

5.3                               Subject to Clause 5.2, Licensee shall, in complying with its obligations under Clause 5.1, prioritize the removal of any Transitionally Licensed IP Rights from the packaging of the Alcon Existing Products.

5.4                               Subject to Clause 5.8, if by the date which is thirty (30) months after the Effective Date Licensee, having complied with its obligations under Clause 5.1, is prevented by Applicable Law from changing any label for a Alcon Existing Product so that it no longer displays any Transitionally Licensed IP Rights on any marketing materials, packaging or labels of that Alcon Existing Product, Licensee shall notify Licensor of the relevant Alcon Existing Product and the steps that have been taken by Licensee to comply with its obligations under Clause 5.1. Provided Licensee has, in the reasonable opinion of Licensor, complied with its obligations under Clause 5.1, and its other obligations under this Agreement, Licensor shall permit Licensee to continue to use the relevant Transitionally Licensed IP Rights on the relevant Alcon Existing Product for the remaining duration of the Transitional License Term solely to the extent required in order to comply with Applicable Law, provided that Licensee complies with (and continues to comply with) its obligations under Clause 5.1 (Conditions of use of Transitionally Licensed IP Rights), including to cease use of those Transitionally Licensed IP Rights by the end of the applicable Transitional License Term, and takes all reasonable steps to obtain all relevant regulatory approvals.

5.5                               To the extent that Licensee is required by Applicable Law to display the name of Licensor or an Affiliate of Licensor which is the manufacturer or distributor of a Alcon Existing Product, Licensee shall be entitled for as long as Licensor or an Affiliate of Licensor is the manufacturer of that Alcon Existing Product during the Transitional License Term, to use the corporate name of Licensor or an Affiliate of Licensor, as relevant, provided that:

(a)                                 any such use is limited to descriptive use only;

(b)                                 the name of Licensor or relevant Licensor Affiliate is reproduced in plain text in a non-prominent manner and in the same form as other information that is required to be disclosed under Applicable Law for the Alcon Existing Product; and

(c)                                  any change to the corporate name of Licensor or an Affiliate of Licensor that manufactures the Alcon Existing Product shall be reflected, as soon as reasonably practicable following such change, in any material in which Licensee is entitled to use Transitionally Licensed IP Rights.

5.6                               On written request from Licensor, Licensee shall promptly notify Licensor of:

(a)                                 any approval granted by a Governmental Entity to change a Alcon Existing Product’s label so that it no longer displays any Transitionally Licensed IP Rights on marketing materials, packaging or labels of that Alcon Existing Product; and

(b)                                 the rebranding of any Alcon Existing Product so that it no longer displays any Transitionally Licensed IP Rights on marketing materials, packaging or labels of that Alcon Existing Product.

5.7                               Except for the rights granted in Clause 5.5, which shall continue in accordance with the terms of Clause 5.5, the grant of rights under Clauses 1.1(a) and 1.1(b) shall terminate, on a country-by-country and Product-by-Product basis, on, subject to Clause 5.8, the earlier of:

(a)                                 the date on which Licensee rebrands the relevant Alcon Existing Product so that it no longer displays any Transitionally Licensed IP Rights on marketing materials, packaging or labels of that Alcon Existing Product;

(b)                                 the date which is six (6) months after the date on which approval is granted by a Governmental Entity to change a Alcon Existing Product’s label so that it no longer displays any Transitionally Licensed IP Rights on marketing materials, packaging or labels of that Alcon Existing Product; and

(c)                                  the end of the relevant Transitional License Term.

5.8                               The Parties may agree to extend the period of the license for any of the rights granted under Clause 1.1, on a country-by-country and Alcon Existing Product-by-Alcon Existing Product basis, in order to align the termination of that license (and the related rebranding of any Alcon Existing Product) with the date of the transfer of the relevant Marketing Authorization for that Alcon Existing Product from Licensor (or an Affiliate of Licensor) to Licensee (or an Affiliate of Licensee) in accordance with the Separation Agreement.

5.9                               Prior to or promptly after the termination of all rights in relation to Transitionally Licensed IP Rights in accordance with Clause 5.7 (and subject to Clause 10.6 (Run-off License)), Licensee shall:

(a)                                 deliver, at Licensee’s cost, to Licensor (or to any Person nominated by Licensor) all Alcon Existing Products or materials in its possession or under its control which reproduce or display any Transitionally Licensed IP Rights, or at the election of Licensor, destroy such Alcon Existing Products and other materials and provide Licensor with satisfactory evidence of their destruction; and

(b)                                 make no further use of the Transitionally Licensed IP Rights without the prior written consent of Licensor.

6.                   MAINTENANCE OF LICENSED TMS

6.1                               Maintenance of existing registrations and applications. Unless the Parties otherwise agree, Licensor shall, at its own cost, take all reasonable steps to: (i) maintain the registrations for; and (ii) prosecute applications for registration through to registration of, the Licensed TMs listed in Exhibit 1 (Licensed TMs), provided that Licensee promptly provides, or procures the provision from any permitted sublicensee of Licensee of, all reasonable assistance required by Licensor in connection with doing so.

6.2                               Applications for, and maintenance of, new registrations. Without prejudice to Clause 6.1 (Maintenance of existing registrations and applications), Licensee shall notify Licensor if it believes that a new application for a Licensed TM that is a Perpetually Licensed IP Right is necessary in relation to the import, export, manufacture, packaging, promotion, distribution, marketing or sale of any Alcon Product in any Territory. Upon receipt of that notice, Licensor shall, unless it reasonably determines that the new application would be detrimental to the business of Licensor and its Affiliates, make that application in its own name and shall take all reasonable steps to prosecute that application through to registration. In respect of any application made by Licensor under this Clause 6.2, Licensee shall:

(a)                                 at Licensee’s cost, promptly provide, or procure the provision from any permitted sublicensee of Licensee of, all reasonable assistance (including preparing evidence of any applicable use of the relevant Licensed TM) required by Licensor to enable Licensor to prepare, file and prosecute that application; and

(b)                                 upon receipt of an undisputed invoice from Licensor, promptly reimburse Licensor for half of any costs reasonably incurred by Licensor in connection with making that application, or subsequently maintaining any new registration, for a Licensed TM requested by Licensee under this Clause 6.2.

6.3                               New applications by Licensor. If Licensor believes that a new application for a Licensed TM is necessary in relation to any Territory, Licensor may, at its own cost, make that application in its own name and take all reasonable steps to prosecute that application through to registration, and Licensee shall, at Licensor’s cost, promptly provide, or procure the provision from any permitted sublicensee of Licensee of, all reasonable assistance (including preparing evidence of any applicable use of the relevant Licensed TM) required by Licensor to enable Licensor to prepare, file and prosecute that application.

6.4                               Restrictions on transfers of the Licensed IP Rights. Licensor shall (and shall procure that any Affiliate of Licensor shall) not assign or transfer any of its right, title or interest in or to any of the Licensed IP Rights unless the relevant assignee or transferee:

(a)                                 joins as a party to this Agreement by entering into a deed of adherence with the Parties in respect of those Licensed IP Rights; or

(b)                                 enters into an assignment with Licensor pursuant to Clause 15.1 for any element of this Agreement that relates to those Licensed IP Rights,

in each case, on terms that are acceptable to Licensee (acting reasonably).

7.                   APPROVAL AND INSPECTION

7.1                               Licensee shall:

(a)                                 on written request from Licensor, provide Licensor with a reasonable number of samples of all products and materials (including any advertising, marketing or promotional materials) on which the Licensed IP Rights are used; and

(b)                                 once per calendar year, on reasonable prior notice from Licensor, permit Licensor (or its nominated representative) to enter Licensee’s premises during Working Hours solely for the purposes of verifying that Licensee is complying with its obligations under this Agreement.

7.2                               If Licensor believes, on reasonable grounds, that Licensee is failing to comply with any of its obligations under Clause 4 (Conditions of use of Licensed IP Rights) or Clause 5 (Conditions of use of Transitionally Licensed IP Rights):

(a)                                 Licensee shall (and shall procure that its sublicensees permitted in accordance with this Agreement shall) take any steps (at its own cost) that Licensor reasonably determines are necessary to ensure compliance; and

(b)                                 Licensee shall (and shall procure that its sublicensees permitted in accordance with this Agreement shall) not sell, distribute or otherwise dispose of any materials or products that Licensor determines do not comply with Licensee’s obligations under Clause 4 (Conditions of use of Licensed IP Rights) or Clause 5 (Conditions of use of Transitionally Licensed IP Rights) without the prior written consent of Licensor.

8.                   OWNERSHIP OF LICENSED IP RIGHTS

Licensee acknowledges and agrees that:

(a)                                 all Intellectual Property Rights and other rights in the Licensed IP Rights are the exclusive property of Licensor or its Affiliates;

(b)                                 it shall not acquire, nor claim, any right, title or interest in or to any element of the Licensed IP Right or the goodwill attaching to any Licensed TM by virtue of this Agreement or its use of the relevant Licensed IP Right, other than the rights specifically granted to it under Clause 1.1;

(c)                                  all goodwill arising from use of the Licensed TMs by Licensee before, during or after the term of this Agreement shall accrue and belong to Licensor, and Licensee shall, at Licensor’s request and cost, promptly execute all documents required by Licensor to confirm this; and

(d)                                 all use of the Licensed TMs by Licensee shall be deemed to be use by Licensor for the purpose of satisfying any applicable trademark laws that require the use of the mark, or entitle Licensor to rights in relation to use (including any distinctiveness acquired through use).

9.                   INFRINGEMENT

9.1                               Nothing in this Agreement shall constitute any representation that any use of any Licensed IP Right does not, or will not, infringe any Intellectual Property Rights owned by a Third Party.

9.2                               Each Party shall immediately notify the other in writing of any of the following matters that comes to its attention (giving full particulars of the matter, the identity of the Third Party and the urgency of any actions required or recommended to be taken):

(a)                                 any actual, suspected or threatened infringement of any element of a Licensed IP Right by a Third Party;

(b)                                 any allegation or complaint made by any Third Party that any element of a Licensed IP Right is invalid, that use of any element of a Licensed IP Right infringes any Third Party right, or that use of any element of a Licensed IP Right may deceive or confuse the public; or

(c)                                  any other attack on or claim to any element of a Licensed IP Right.

9.3                               In respect of any matter described in Clause 9.2 above:

(a)                                 Licensee shall not make any admissions other than to Licensor;

(b)                                 Subject to Clause 9.4, Licensor shall decide, in its absolute discretion, whether or not to take action, and what action to take, and shall have exclusive control over any resulting claims, actions and proceedings. Except as set out in Clause 9.4 and Clause 9.5, the provisions of section 43(a) of the U.S. Trademark (Lanham) Act with respect to any purported licensee rights to maintain an action under section 43(a), and any similar provisions under the laws of any other jurisdiction, are expressly excluded; and

(c)                                  if Licensor decides to take any action  in respect of any such matter, Licensee shall (and shall procure that its Affiliates and sub-licensees shall), at Licensor’s cost, provide any assistance that Licensor reasonably requires (including bringing proceedings or lending its name to any proceedings brought by Licensor). Subject to Clause 9.5, any award of Costs or compensation in connection with any of those matters shall be solely for the account of Licensor.

9.4                               Licensee’s enforcement rights

If (a) Licensor notifies Licensee that Licensor does not intend to take any action in respect of any matter described in Clause 9.2 above or three (3) months have elapsed since notice of a matter described in Clause 9.2 was provided by one Party to the other without Licensor taking any action and that matter relates to: (i) a Perpetually Licensed IP Right; and (ii) a country in the Territory in which Licensee or an Affiliate of Licensee operates; or (b) the matter relates to or, in Licensee’s reasonable opinion, will impact a Alcon Product which the Licensee has Commercialised or intends to Commercialise within twenty-four (24) months from the date Licensee provided notice of the matter (or such time as otherwise agreed by the Parties on a case-by-case basis) described in Clause 9.2, then under either (a) or (b) Licensee may take action in its own name in respect of that matter and control any resulting claim(s), action(s) and proceeding(s), provided that, prior to taking any material action or decision with regards to that matter (including commencing any claim(s), action(s) or proceeding(s) or settling any dispute) Licensee shall consult in good faith with Licensor, shall seek Licensor’s consent for that material action or decision (such consent not to be unreasonably withheld) and shall not take any such action or decision without that consent. If Licensee (or its Representatives) takes any action or decision in respect of a matter under this Clause 9.4 that Licensor has not consented to, Licensee shall indemnify Licensor and its Representatives against all Costs or other liabilities as a result of that action or decision. For the avoidance of doubt, the Parties acknowledge that it shall not be unreasonable for Licensor to withhold its consent under this Clause 9.4 to the extent that Licensee’s taking of the relevant material action or decision would be detrimental to the business of Licensor or any Affiliate of Licensor (including in respect of its relationship with any of its suppliers or customers).

9.5                               Licensor shall (and shall procure that its Affiliates shall), at Licensee’s cost, provide any assistance that Licensee reasonably requires under Clause 9.4 (including bringing proceedings or lending its name to any proceedings brought by Licensee). Any award of Costs or compensation in connection with any claim(s), action(s) or proceeding(s) brought by Licensee under Clause 9.4 shall be solely for the account of Licensee.

10.            TERMINATION

10.1                        Termination of Agreement. Notwithstanding Clause 3 (Duration), Licensor may terminate this Agreement in part or in its entirety, with immediate effect, by written notice to Licensee if:

(a)                                 Licensee commits a breach of any material obligation under this Agreement and, in the case of a breach that is capable of remedy, fails to remedy it within ninety (90) days of receipt of a written notice from Licensor giving full particulars of the breach and requiring it to be remedied;

(b)                                 Licensee or an Affiliate of Licensee challenges Licensor’s entitlement to own, to use or to license the use of any of the Licensed IP Rights; or

(c)                                  an Insolvency Event occurs in relation to Licensee.

10.2                        For the purposes of Clause 10.1, a breach shall be considered capable of remedy if Licensee can comply with the provision in question in all respects other than as to time of performance.

10.3                        Termination in relation to Perpetually Licensed IP Rights. Notwithstanding Clause 2(a), Licensor may terminate this Agreement in respect of a Licensed TM that is a Perpetually Licensed IP Right if:

(a)                                 Licensee, and its sublicensees, cease use of that Licensed TM for a continuous period of thirty-six (36) months; or

(b)                                 where that Licensed TM is not in use as at the Effective Date, Licensee, and its sublicensees, fail to use that Licensed TM within a period of five (5) years from the Effective Date.

10.4                        Consequences of termination. On the date of expiry or termination of this Agreement, in part or in its entirety, for any reason (in each case the Termination Date):

(a)                                 subject to Clause 10.6, the rights and licenses granted pursuant to this Agreement that are affected by that expiry or termination shall cease with immediate effect;

(b)                                 all relevant obligations of Licensor to Licensee under this Agreement shall cease with immediate effect;

(c)                                  all relevant outstanding sums payable by one Party to the other shall immediately become due and payable;

(d)                                 subject to Clause 10.6, Licensee shall cease, within thirty (30) days from the date of that termination or expiry, to make any use of the affected Licensed IP Rights; and

(e)                                  subject to Clause 10.6, Licensee shall (at its own expense) on request by Licensor, as soon as practicable:

(i)                                     deliver to Licensor, or to any person nominated by Licensor, representative samples of all materials, in electronic or hard copy form, under its control on, or in relation to which, any of the affected Licensed IP Rights are being used by Licensee or any Affiliate of Licensee; or

(ii)                                  following the period described in Clause 10.6, destroy such products and materials (except to the extent that Licensee or any Affiliate of Licensee is required to retain any of them in order to comply with Applicable Law) and certify in writing to Licensor that this has been done.

10.5                        No releases from accrued liabilities and Surviving Provisions. Termination of this Agreement shall not release either Party from any liability that at the time of termination or expiry had already accrued to the other Party.  The Surviving Provisions, together with any other Clause reasonably intended to survive termination or expiry, shall survive termination or expiry of this Agreement.

10.6                        Run-off license for inventory. In relation to affected Alcon Products that are either in stock or under the control of Licensee or any Affiliate of Licensee at the time of that termination or expiry, Licensee and its Affiliates may continue to sell those Alcon Products for a maximum period of six (6) months from the date of termination or expiry (as applicable), or any longer period that the Parties agree.

11.            LIMITATION OF LIABILITY

11.1                        TO THE FULLEST EXTENT PERMITTED BY LAW, LICENSOR SHALL NOT BE LIABLE TO LICENSEE FOR ANY COSTS EXPENSES, LOSSES OR DAMAGES (IN EACH CASE, WHETHER DIRECT, INDIRECT, PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL, AND WHETHER ECONOMIC OR OTHER) ARISING FROM LICENSEE’S EXERCISE OF THE RIGHTS GRANTED TO IT UNDER THIS AGREEMENT, WHETHER OR NOT LICENSEE OR ANY OF ITS AFFILIATES HAVE BEEN ADVISED OF, OR OTHERWISE MIGHT OR SHOULD HAVE ANTICIPATED, THE POSSIBILITY OR LIKELIHOOD OF SUCH COSTS, EXPENSES, LOSSES OR DAMAGES.

11.2                        Nothing in this Agreement shall have the effect of excluding or limiting any liability for gross negligence, wilful misconduct, death or personal injury caused by negligence or for fraud or any other liability that cannot be excluded by Applicable Law.

11.3                        Neither Party shall have any duty or obligation under this Agreement except as expressly set out in this Agreement.

12.            TAX

12.1                        General. Any sum payable by Licensee to Licensor under this Agreement is exclusive of any applicable VAT.  If any supply is treated as or deemed made by Licensor or an Affiliate of Licensor under this Agreement and Licensor or an Affiliate of Licensor is required to account for VAT in respect of that supply, Licensee shall, against receipt of a valid VAT invoice (if applicable) pay to Licensor (in addition to, and at the same time as, any other consideration for that supply) an amount equal to such VAT.

12.2                        Records. Licensee may obtain a direction from the relevant Tax Authority for the retention and preservation by it of any VAT records relating to its period of use of any Licensed IP Rights and, if such directions are obtained, Licensee agrees to preserve any such records in such a manner and for such period as may be required by Applicable Law and shall allow Licensor, upon Licensor giving reasonable notice, reasonable access and copies of such records where reasonably required by Licensor for its Tax purposes.  If no such direction is obtained and any documents are required by

Applicable Law to be preserved by Licensor, Licensee shall, as soon as reasonably practicable, deliver such documents to Licensor.

13.            CONFIDENTIALITY

Each Party shall, and shall procure that its Representatives shall, comply with the provisions of clause 28 (Confidentiality) of the Separation Agreement in relation to:

(a)                                 all Information of the other Group that is either in its possession or is furnished by the other Group or its respective Representatives in connection with this Agreement; and

(b)                                 information relating to the provisions and subject matter of, and negotiations leading to, this Agreement.

14.            NOTICES

14.1                        Form of notice.  Any notice to be given in connection with this Agreement shall be in writing in English and signed by or on behalf of the Party giving it (in the case of notice by e-mail, a notice signed electronically or a scanned copy of a signed original notice shall suffice). It shall be delivered by hand, registered post, e-mail or courier using an internationally recognised courier company. Any notice to Licensee shall be deemed notice to all members of Licensee Group, and any notice to Licensor shall be deemed notice to all members of Licensor Group.

14.2                        Effectiveness of notice.  A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand, registered post or courier, or at the time of transmission if delivered by e-mail (subject to confirmation or evidence of receipt). Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

14.3                        Notice details.  The addresses and e-mail addresses of the Parties for the purpose of Clause 14.1 (Form of notice) are:

Licensee and each member of the Licensee Group	For the attention of: General Counsel Alcon Inc. Rue Louis-d’Affry 6, 1701 Fribourg, Switzerland

Licensor and each member of the Licensor Group	For the attention of: Head of Legal Transactions, Novartis AG Novartis AG Lichtstrasse 35, 4056 Basel, Switzerland

14.4                        Change of notice details. Licensee and Licensor shall each notify the other Party in writing of a change to its details in Clause 14.1 (Form of notice) from time to time.

15.            MISCELLANEOUS PROVISIONS

15.1                        Assignment by Licensor. Subject to Clause 6.4 (Restrictions on transfers of the Licensed IP Rights):

(a)                                 Licensor may assign its rights and obligations under this Agreement, or any of the Licensed IP Rights, to an Affiliate of Licensor or to a Third Party.

(b)                                 If Licensor transfers its rights in any Licensed IP Right to an Affiliate or to a Third Party, it shall be entitled to assign any element of this Agreement that relates to the Licensed IP Right to that Affiliate or Third Party.

15.2                        Assignment by Licensee.

(a)                                 Licensee may assign or transfer this Agreement and/or any of the rights granted under Clause 1.1 of this Agreement to any:

(i)                           Affiliate of Licensee; and

(ii)                        Third Party in connection with the disposal to that Third Party of: (A) any Alcon Product that uses any element of the Licensed IP Rights as at the date of that disposal; or (B) all or substantially all of the Licensor’s business to which this Agreement relates.

(b)                                 If Licensee assigns or transfers any of its rights and/or obligations under this Agreement to an Affiliate or a Third Party, it shall notify Licensor as soon as practicable after such assignment or transfer together with particulars of the assignee or transferee.

15.3                        Any permitted assignee or transferee under Clause 15.1 (Assignment by Licensor) or Clause 15.2 (Assignment by Licensee) will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns.

15.4                        Waivers, Rights and Remedies. Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.  No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

15.5                        Announcements. The provisions of clause 29 (Announcements) of the Separation Agreement shall apply to this Agreement.

15.6                        Further Assurances.

(a)                                 Further Acts and Documents. Subject to the express limitations in this Agreement, each of the Parties shall, at the request (and expense) of the other Party, perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Applicable Law or as may be necessary or reasonably required to implement and give effect to this Agreement.

(b)                                 Obligations of Agreement on Affiliates. Each of Licensee and Licensor shall procure that each member of its respective Group complies with all obligations under this Agreement which are expressed to apply to any such member.

15.7                        No Third Party Enforcement Rights. A Person who is not a Party to this Agreement shall have no right under any statutory provision to enforce any of its terms.

15.8                        Counterparts. This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

15.9                        Variations. No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

15.10                 Invalidity. Each of the provisions of this Agreement is severable.  If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use Commercially Reasonable Efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

15.11                 Method of Payment and Set-Off. Any payments pursuant to this Agreement shall be made in full, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by Applicable Law or as otherwise agreed).  Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by Licensee or Licensor (as the case may be) on behalf of the Person entitled to payment on or before the due date for payment.  Payment of a sum in accordance with this Clause 15.11 shall constitute a payment in full of the sum payable and shall be a valid discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is being made) shall not be obligated to see to the application of the payment as between those on whose behalf payment is received.

15.12                 Costs. Except as otherwise provided in this Agreement or as otherwise agreed in writing between the Parties, Licensee and Licensor shall each be responsible for its own costs, charges and other expenses (including those of members of their respective Groups) incurred in connection with this Agreement.

15.13                 Whole Agreement.

(a)                                 This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the subject matter of this Agreement and supersedes any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to its subject matter. It is agreed that:

(i)                           no Party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of the other Party (or any of its Representatives) in relation to the subject matter of this Agreement that is not expressly set out in this Agreement and the other Transaction Documents;

(ii)                        any terms or conditions implied by Applicable Law in any jurisdiction in relation to the subject matter of this Agreement are excluded to the fullest extent permitted by Applicable Law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;

(iii)                     the only right or remedy of a Party in relation to any provision of this Agreement shall be for breach of this Agreement; and

(iv)                    except for any liability in respect of a breach of this Agreement, neither Party (nor any of its Representatives) shall owe any duty of care or have any liability in tort or otherwise to the other Party (or its respective Representatives in relation to the subject matter of this Agreement.

(b)                                 Nothing in this Clause 15.13 (Whole Agreement) shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

(c)                                  Each Party agrees to the terms of this Clause 15.13 (Whole Agreement) on its own behalf and as agent for each of its Representatives.

15.14                 Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, the substantive laws of Switzerland (excluding its rules on conflict of laws and excluding the UN Convention on Contracts for the International Sale of Goods).

15.15                 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other similar relief of its rights under this Agreement to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions of this Agreement, in addition to any other remedy to which the affected Party is entitled pursuant to this Agreement.  The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy.  The Parties agree that the remedies under Applicable Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defence in any action for specific performance that a remedy under Applicable Law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived.

16.            DISPUTE RESOLUTION

16.1                        This Clause 16 (Dispute Resolution) shall apply to any dispute, controversy or claim arising out of or relating to this Agreement, including a dispute, controversy or claim relating to the existence, validity or termination of this Agreement (each, a Dispute).

16.2                        Before entering into any arbitration pursuant to Clauses 16.4 or 16.4(a), a Party shall give written notice of a Dispute to the other Party (a Dispute Notice). The Dispute Notice shall:

(a)                                 state that it is a Dispute Notice being submitted pursuant to this Clause 16 (Dispute Resolution);

(b)                                 identify the Dispute in sufficient detail to allow the Party receiving the Dispute Notice to understand reasonably the nature of the Dispute; and

(c)                                  set out any steps taken by that Party or its Affiliates to resolve it.

16.3

(a)                                 Upon receipt of a Dispute Notice, each Party shall refer the Dispute to its Group General Counsel (or, if they are not reasonably available during the relevant period, their appointed alternate, who shall be of sufficient seniority within the relevant Party and have authority to be able to reach a resolution of the Dispute) and the two Group General Counsel shall attempt in good faith to settle the Dispute by means of an appropriate written agreement setting out the terms on which the Dispute is resolved within twenty (20) Business Days of the date of receipt of the Dispute Notice (the Resolution Period). The time limit specified in this Clause 16.3 may be extended by the written agreement of the Parties.

(b)                                 Notwithstanding the foregoing, either Party may, at any time, seek interim or provisional relief, whether from an emergency arbitrator appointed and acting in accordance with the LCIA Rules, a tribunal constituted under the LCIA Rules and/or from a national court of competent jurisdiction, in advance of or in aid of the arbitration proceedings contemplated by Clause 16.4.

16.4                        If the Parties do not conclude a binding written agreement settling the Dispute within the Resolution Period, either Party shall be entitled to refer the Dispute to be finally resolved by arbitration. In those circumstances, the Parties agree that:

(a)                                 the arbitration shall be conducted in accordance with the LCIA Arbitration Rules in effect at the date of this Agreement (the LCIA Rules);

(b)                                 the tribunal shall comprise three arbitrators, with one arbitrator selected by each Party and the chairperson selected by the LCIA Court. The chairperson shall not be of Swiss or American nationality;

(c)                                  the seat of arbitration shall be London;

(d)                                 the written and spoken language to be used in the arbitral proceedings shall be English; and

(e)                                  the award of the arbitral tribunal shall be final and binding upon the parties and judgment may be entered on an award in any court of competent jurisdiction.

16.5                        Where the Dispute relates to or is in any way connected with any dispute referred to arbitration under any other Ancillary Agreement, either Party may apply to the LCIA Court at any time before the tribunal is fully constituted in either arbitration requesting that the two arbitrations be consolidated and the Parties hereby agree that in such circumstances the arbitrations are to be consolidated by the LCIA Court. In the event of consolidation, the Parties agree that the consolidated arbitration shall be conducted under the LCIA Rules in accordance with Clause 16.4.

16.6                        The Parties agree that any settlement discussions and communications or negotiations in connection with the proposed resolution of a Dispute are without prejudice to the Parties’ positions, are to be kept confidential, and shall not be used or submitted in any arbitration or other legal proceeding between the Parties for any purpose. For the avoidance of doubt, this Clause 16.6 shall not affect a Party’s right to submit and rely on any correspondence marked “without prejudice save as to costs” for the purpose of the tribunal’s determination on costs.

[Signature Page Follows]

SIGNATURE

This Agreement is signed by duly authorised representatives of the Parties.

Signed for and on behalf of NOVARTIS AG	Signed for and on behalf of NOVARTIS AG
by:	by:

Name:	Name:

Title:	Title:

Signed for and on behalf of ALCON INC.	Signed for and on behalf of ALCON INC.
by:	by:

Name:	Name:

Title:	Title:

SCHEDULE 1
DEFINITIONS AND INTERPRETATION

1.                                      Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Affiliate has the meaning given in the Separation Agreement;

Agreement means this brand license agreement;

Alcon Existing Products means:

(a)                                any contact lens or contact lens care product, including those products listed under part 1 (Vision Care) of the “Alcon” tab of the Products List and any product having substantially the same formula as any of them;

(b)                                any ophthalmic surgical products, including those products listed under part 2 (Surgical (incl. Diagnostics)) of the “Alcon” tab of the Products List and  any product having substantially the same formula as any of them;

(c)                                 any other products listed under part 3 (Dry Eye & Ocular Health), Part 4 (Viscoelastics) or Part 5 (R&D and Clinical Trials) of the “Alcon” tab of the Products List and any product having substantially the same formula as any of them; and

(d)                                any other ophthalmic or vision care product that is, as of the date of this Agreement or at any time prior, lawfully Commercialised as an Over-the-counter Product in the United States of America by either Party or any of their respective current or historic Affiliates, and any product having substantially the same formula as any of them and that is or has been Commercialised by either Party or any of their respective current or historic Affiliates as an Over-the-counter Product in the United States of America (in which case, such product shall constitute an Alcon Existing Product in all jurisdictions), in each case other than any product included within paragraphs (a), (b) or (c) of the definition of Novartis Existing Products.

Alcon Future Products means means any products owned or controlled by Alcon or its Affiliates after the Effective Date, excluding the Alcon Existing Products;

Alcon Licensed Field has the meaning given in Exhibit 3 (Licensed Fields);

Alcon Optional Products has the meaning given in Exhibit 6 (Alcon Optional Products);

Alcon Products means: (i) the Alcon Existing Products; (ii) the Alcon Future Products; and (iii) the Alcon Optional Products;

Applicable Law has the meaning given in the Separation Agreement;

Brand Guidelines means the brand guidelines at Exhibit 2 (Brand Guidelines), as updated from time to time by Licensor;

Business Day means a day, other than a Saturday or Sunday or public holiday in Switzerland or the United States, on which banks are open in Basel, Fribourg, Geneva, Zurich and New York City for general commercial business;

Commercialise means to promote, market, distribute, sell and/or otherwise commercialise a product, and Commercialising and Commercialisation shall be construed accordingly;

Commercially Reasonable Efforts has the meaning given in the Separation Agreement;

Confidential Material has the meaning given in Clause 16(h);

Costs means losses, damages, costs (including reasonable legal costs on an indemnity basis) and expenses (including Tax), in each case of any nature whatsoever;

Development means, with respect to any product, any research, pre-clinical or non-clinical testing, clinical studies, chemistry manufacturing controls (CMC), quality, statistical analysis or report writing, and related development and regulatory activities associated therewith, and Develop and Developed shall be construed accordingly;

Dispute has the meaning given in Clause 16.1;

Dispute Notice has the meaning given in Clause 16.2;

Effective Date means the date of this Agreement;

Formulation Mark means any Licensed TM that comprises or incorporates the trademarks identified in Exhibit 4 (Formulation Marks);

Governmental Entity has the meaning given in the Separation Agreement;

Group has the meaning given in the Separation Agreement;

Information has the meaning given in the Separation Agreement;

Insolvency Event means, in relation to a Party, any of the following:

(a)                                it is unable or admits inability to pay its debts as they fall due; suspends or threatens to suspend making payments on any of its debts; or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b)                                the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

(c)                                 a moratorium is declared in respect of any of its indebtedness (if a moratorium occurs, the ending of the moratorium will not remedy any Insolvency Event caused by that moratorium);

(d)                                any corporate action, legal proceedings or other procedure or step is taken   (whether by a Party, its directors or a Third Party) in relation to:

(i)                                   the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration (whether out of court or otherwise) or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise);

(ii)                                a composition, compromise, assignment or arrangement with any creditor;

(iii)                              the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Party or any of its assets (in each case whether out of court or otherwise);

(iv)                             enforcement of any security over any assets of Licensee or Licensor (as applicable), including a creditor attaching or taking possession of, or distress, execution, sequestration or other process being levied or enforced upon or sued against all or any part of the assets of the relevant party;

(v)                               a meeting of the Party, its directors or its members being convened for the purpose of considering any resolution for, or to petition for, or to apply for or to file documents with a court for its winding-up, administration (whether out of court or otherwise) or dissolution, or any such resolution is passed;

(vi)                            any person presenting a petition, application or motion for the winding-up, administration (whether out of court or otherwise) or dissolution of the Party; or

(vii)                         the directors or other officers of the Party requesting the appointment of or giving notice of their intention to appoint or take any step with a view to appointing a liquidator, receiver, administrator, administrative receiver, compulsory manager, trustee in bankruptcy or other similar officer in respect of the Party (in each case whether out of court or otherwise),

(but paragraph (d) shall not apply to a solvent liquidation of the company or any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of its presentation); or

(e)                                 there occurs in relation to the Party or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets are subject any event which corresponds in that country or territory with any of those mentioned in (a) to (d);

Intellectual Property Rights means all: (i) Patents; (ii) Know-How; (iii) Trademarks; (iv) Internet domain names; and (v) works of authorship, copyrights, database rights, mask work rights and registrations and applications therefor;

Know-How means all existing and available technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data;

LCIA Rules has the meaning given in Clause 16.4(a);

Licensed Corporate Names means the corporate names listed in Exhibit 7 (Licensed Corporate Names);

Licensed IP Rights means the Transitionally Licensed IP Rights and the Perpetually Licensed IP Rights;

Licensed TMs means all of the trademarks listed in Exhibit 1 (Licensed TMs), and any new Trademarks registered pursuant to Clause 6.2 (Applications for, and maintenance of, new registrations) (and Licensed TM means any one of them);

Manufacture means, as applicable, the planning, purchasing of materials for, production, processing, compounding, storage, filling, packaging, labelling, leafleting, warehousing, quality control testing, waste disposal, quality release, sample retention and stability testing of products, including the active ingredients of such products, and Manufacturing or Manufactured shall be construed accordingly;

Manufacturing and Supply Agreement means the manufacturing and supply agreement entered into between Alcon and Novartis Pharma AG on or about the date of this Agreement;

Marketing Authorization has the meaning given in the Separation Agreement;

Non-exclusive means the right to use Intellectual Property Rights, without precluding Licensor using the Intellectual Property Rights itself or from granting the same rights to Third Parties;

Novartis Existing Products means:

(a)                                the products listed under part 1 (Pharmaceuticals) or Part 6 (R&D and Clinical Trials) of the “Novartis” tab of the Products List and any product having substantially the same formula as any of them;

(b)                                the products listed under the “Emerging Markets Brands” tab of the Products List and any product having substantially the same formula as any of them;

(c)                                 the Sandoz Products; and

(d)                                any other product as at the Effective Date that is not an Alcon Existing Product.

Novartis Future Products means any products owned or controlled by Novartis or its Affiliates, including Sandoz, after the Effective Date, excluding the Novartis Existing Products;

Novartis Licensed Field has the meaning given in Exhibit 3 (Licensed Fields);

Novartis Optional Products has the meaning given in Exhibit 8 (Novartis Optional Products);

Novartis Products means: (i) the Novartis Existing Products; (ii) the Novartis Future Products; and (iii) the Novartis Optional Products;

Over-the-counter Product means, in respect of any jurisdiction, a product for the treatment of, or use by, human beings which lawfully may be distributed to patients or consumers without a prescription;

Patents means, whether domestic or foreign, any patent applications and issued patents;

Perpetual License Purpose means use in the Territory on or in connection with the import, export, manufacture, packaging, promotion, distribution, marketing and sale (or conducting, or having conducted on its behalf, any of these activities) of: (i) the Alcon Existing Products in any field of use; (ii) the Alcon Future Products in the Alcon Licensed Field; and (iii) the Alcon Optional Products in the Alcon Licensed Field;

Perpetually Licensed IP Rights means the Licensed TMs that are identified as being Perpetually Licensed IP Rights in Exhibit 1 (Licensed TMs);

Person means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organisation, Governmental Entity or other entity;

Products List has the meaning given in the Separation Agreement;

Representatives has the meaning given in the Separation Agreement;

Resolution Period has the meaning given in Clause 16.3;

Sandoz means Sandoz AG and any of its Subsidiaries;

Sandoz Products means any products which, as at the date of this Agreement, are researched, Developed, Manufactured, or Commercialised by Sandoz, or Commercialised as a generic or biosimilar product of the Sandoz division, provided, that if at the date of this Agreement, any product is Commercialised by both (i) Sandoz; and (ii) a member of the Alcon Group, pursuant to a Marketing Authorisation held solely by the Alcon Group, such product shall constitute an “Alcon Existing Product” when and to the extent Commercialised by a member of the Alcon Group and a “Sandoz Product” (and therefore a “Novartis Existing Product”) when and to the extent Commercialised by Sandoz;

Separation Agreement has the meaning given in the Recitals;

Separation Date has the meaning given in the Separation Agreement;

Shared Licensed Field has the meaning given in Exhibit 3 (Licensed Fields);

Shared Moulds has the meaning given in the Manufacturing and Supply Agreement;

Subsidiary has the meaning given in the Separation Agreement;

Surviving Provisions means Clause 8 (Ownership of Licensed IP Rights), Clause 10.4 (Consequences of termination), Clause 11 (Limitation of liability), Clause 13 (Confidentiality), Clause 15 (Miscellaneous Provisions) and Schedule 1 (Definitions and Interpretation);

Tax has the meaning given in the Tax Matters Agreement;

Tax Authority has the meaning given in the Tax Matters Agreement;

Tax Matters Agreement means the tax matters agreement dated on or around the date of this Agreement and entered into between Novartis and Alcon;

Term means the period commencing on the Effective Date and terminating on the Termination Date;

Termination Date has the meaning given in Clause 10.4 (Consequences of termination);

Territory means worldwide (except to the extent indicated otherwise in Exhibit 5 (Alcon Existing Products with Limited Territory) in relation to any Alcon Existing Product;

Third Party means a person other than Licensee, Licensor or their respective Affiliates from time to time;

Trademarks means trademarks, service marks, trade names, certification marks, service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, and signs or insignia, and any applications for the foregoing;

Transaction Document has the meaning given in the Separation Agreement;

Transitional License Purpose means use on or in connection with the import, export, manufacture, packaging, promotion, distribution, marketing and sale (or conducting, or having conducted on its behalf, any of these activities) of the Alcon Existing Products in the Territory in any field of use;

Transitional License Term means:

(a)                                in respect of any Licensed Corporate Names that are used in order to indicate the manufacturer or distributor of an Alcon Product pursuant to Clause 5.5, a period of four years from and including the Effective Date; and

(b)                                otherwise, a period of three years from and including the Effective Date.

Transitionally Licensed IP Rights means:

(a)                                the Licensed TMs that are identified as being Transitionally Licensed IP Rights in Exhibit 1 (Licensed TMs);

(b)                                the Licensed Corporate Names; and

(c)                                 any other corporate marks, trademarks, housemarks, trade names and trade dress (whether registered or unregistered) owned by Licensor or any Affiliate of Licensor which include the name “NOVARTIS” or “SANDOZ”, and any associated device marks and logos, or any variants of any of the foregoing, in each case as used on any Alcon Existing Products at the Effective Date;

VAT means, within the European Union, such tax, duty, assessment or similar charges as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC, and outside the European Union, any tax, duty, assessment or similar charges levied by reference to added value, turnover or sales, in each case including all interest, penalties and additions imposed thereon by any Tax Authority; and

Working Hours means 9.00am to 5.00pm in the relevant location on a Business Day.

2.                                      Definitions. In this Agreement, unless the context otherwise requires:

(a)                                headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)                                references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction; and

(c)                                 any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as without limitation and illustrative and shall not limit the sense of the words preceding those terms.

3.                                      Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of Novartis or Alcon (or any Person on whose behalf it is acting as agent pursuant to this Agreement) under this Agreement.

4.                                      Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

5.                                      Inconsistencies. Where there is any inconsistency between the definitions set out in Schedule 1 (Definitions and Interpretation) and the definitions set out in any Clause or any other Schedule or Exhibit, then, for the purposes of construing such Clause or Schedule or Exhibit, the definitions set out in such Clause, or Schedule or Exhibit (as applicable) shall prevail.